EXHIBIT 99.1

FOR RELEASE: Wednesday, July 23, 2014 at 4:15 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2014 was $325,000, or $0.38 per basic and $0.36 per diluted share, compared to $173,000, or $0.20 per basic and $0.19 per diluted share for the same period in 2013. Net income for the six months ended June 30, 2014 was $525,000, or $0.62 per basic and $0.58 per diluted share, compared to $313,000, or $0.35 per basic and $0.34 per diluted share for the same period in 2013.

Robert T. Strong, President and Chief Executive Officer stated, “I am pleased to provide our shareholders with this quarterly earnings report which delivers both positive earnings and asset growth.  In lieu of my usual comments on performance, I would like to take this opportunity to share with our valued shareholders another exciting accomplishment.”

Mr. Strong continued.  “It is with great pleasure that I share our recognition by the Independent Banker (“IB”) magazine, a monthly publication of The Independent Community Bankers of America (“ICBA”).  The July issue highlights five of the most productive lenders in the banking industry with a cover feature on Quaint Oak Bank.  Of the approximately 6,800 banks across the country at December 31, 2013, nearly 5,000 are members of ICBA.  Among ICBA members Quaint Oak Bank, with total loans as a percentage of assets of 87% for 2013, tied for 55th place of the top 100 lenders – nationwide!”

Mr. Strong added, “We are very gratified by the ICBA’s recognition of Quaint Oak Bank on a national platform.  I take this opportunity to celebrate this success with our customers, our community and our shareholders.  To read the IB article please access it on our home page at www.Quaintoak.com.”

In closing, Mr. Strong commented, “This accomplishment provides our entire team added incentive to forge forward.  As always, in conjunction with our stock repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $325,000 for the three months ended June 30, 2014, an increase of $152,000, or 87.9%, compared to net income of $173,000 for three months ended June 30, 2013.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $251,000 and an increase in non-interest income of $158,000, offset by increases in the provision for income taxes of $98,000, non-interest expense of $88,000, and the provision for loan losses of $71,000.

The $251,000, or 22.5% increase in net interest income for the three months ended June 30, 2014 over the comparable period in 2013 was driven by a $226,000, or 14.6% increase in interest income and a $25,000, or 5.7% decrease in interest expense. The increase in interest income was primarily due to a $23.2 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $93.8 million for the three months ended June 30, 2013 to an average balance of $117.0 million for the three months ended June 30, 2014.  The decrease in interest expense was primarily attributable to a 25 basis point decrease in the overall cost of interest-bearing liabilities from 1.64% for the three months ended June 30, 2013 to 1.39% for the same period in 2014.  The average interest rate spread increased from 3.51% for the three months ended June 30, 2013, to 4.12% for the same period in 2014 while the net interest margin increased from 3.71% for the three months ended June 30, 2013 to 4.24% for the three months ended June 30, 2014.

The $71,000, or 129.1% increase in the provision for loan losses for the three months ended June 30, 2014 over the three months ended June 30, 2013 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $158,000, or 39.6% increase in non-interest income for the three months ended June 30, 2014 over the comparable period in 2013 was primarily attributable to a $162,000 increase in net gains on the sales of residential mortgage loans, a $16,000 increase in the gain on the sale of SBA loans, $4,000 in income from bank-owned life insurance, and a $4,000 increase in other income.  These increases were partially offset by a $17,000 decrease in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, a $6,000 decrease in other banking and fee service charges, and a $5,000 increase in the loss on the sales of other real estate owned.

The $88,000, or 7.4% increase in non-interest expense for the three months ended June 30, 2014 compared to the same period in 2013 was primarily attributable to a $72,000 increase in salaries and employee benefits expense, a $21,000 increase in FDIC deposit insurance assessment, a $14,000 increase in advertising expense, and a $9,000 increase in occupancy and equipment expense.  These increases were partially offset by a $14,000 decrease in other expense, an $11,000 decrease in other real estate owned expense, and a $3,000 decrease in directors’ fees and expenses.  The increase in salaries and employee benefits expense for the 2014 period compared to 2013 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.  The increase in FDIC deposit insurance assessment was primarily attributable to a refund of unused prepaid assessment credits during the quarter ended June 30, 2013.

The $98,000, or 98.0% increase in the provision for income taxes for the three months ended June 30, 2014 over the three month period ended June 30, 2013 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 37.9% for the 2014 period compared to 36.6% for the comparable period in 2013.

For the six months ended June 30, 2014, net income increased $212,000, or 67.7% from $313,000 for the six months ended June 30, 2013 to $525,000 for the six months ended June 30, 2014.  This increase in net income was primarily the result of an increase in net interest income of $562,000 and an increase in non-interest income of $122,000, offset by increases in non-interest expense of $205,000, the provision for income taxes of $148,000, and the provision for loan losses of $119,000.

The $562,000, or 25.8% increase in net interest income for the six months ended June 30, 2014 over the comparable period in 2013 was driven by a $491,000, or 16.1% increase in interest income and a $71,000, or 8.2% decrease in interest expense. The increase in interest income was primarily due to a $21.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $92.9 million for the six months ended June 30, 2013 to an average balance of $113.9 million for the six months ended June 30, 2014.  The decrease in interest expense was primarily attributable to a 28 basis point decrease in the overall cost of interest-bearing liabilities from 1.67% for the six months ended June 30, 2013 to 1.39% for the same period in 2014.  The average interest rate spread increased from 3.46% for the six months ended June 30, 2013, to 4.21% for the same period in 2014 while the net interest margin increased from 3.66% for the six months ended June 30, 2013 to 4.34% for the six months ended June 30, 2014.

As was the case for the quarter, the $119,000, or 111.2% increase in the provision for loan losses for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $122,000, or 16.4% increase in non-interest income for the six months ended June 30, 2014 over the comparable period in 2013 was primarily attributable to a $209,000 increase in net gains on the sales of loans, a $16,000 increase in the gain on the sale of SBA loans, a $10,000 increase in other banking and fee service charges, and $4,000 in income from bank-owned life insurance.  These increases were partially offset by an $89,000 decrease in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries and a $28,000 increase in the loss on the sales of other real estate owned.

The $205,000, or 8.9% increase in non-interest expense for the six months ended June 30, 2014 compared to the same period in 2013 was primarily attributable to an $187,000 increase in salaries and employee benefits expense, a $35,000 increase in occupancy and equipment expense, a $19,000 increase in FDIC deposit insurance assessment, and a $14,000 increase in advertising expense. Offsetting these increases was a $22,000 decrease in professional fees, a $12,000 decrease in other real estate owned expense, a $9,000 decrease in directors’ fees and expenses, and a $7,000 decrease in other expense.   As was the case with the quarter, the increase in salaries and employee benefits expense for the 2014 period compared to 2013 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.  The increase in occupancy and equipment expense was primarily attributable to computer system upgrades.

The $148,000, or 79.6% increase in the provision for income taxes for the six months ended June 30, 2014 over the six month period ended June 30, 2013 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 38.9% for the 2014 period compared to 37.3% for the comparable period in 2013.

The Company’s total assets at June 30, 2014 were $140.6 million, an increase of $13.2 million, or 10.4%, from $127.4 million at December 31, 2013.  This growth in total assets was primarily due to increases in loans receivable, net of $9.9 million, loans held for sale of $2.8 million, and a $3.5 million investment in bank-owned life insurance, partially offset by a decrease in cash and cash equivalents of $3.1 million and a decrease of $335,000 in other real estate owned, net.

Total interest-bearing deposits increased $9.3 million, or 9.0%, to $112.6 million at June 30, 2014 from $103.3 million at December 31, 2013. This increase in deposits was primarily attributable to increases of $8.4 million in certificates of deposit, $537,000 in statement savings accounts, and $287,000 in eSavings accounts.

Total Federal Home Loan Bank advances increased $4.0 million, or 72.7%, to $9.5 million at June 30, 2014 from $5.5 million at December 31, 2013.  During the six months ended June 30, 2014, the Company made no repayments and borrowed $4.0 million in overnight funding to fund loan demand.

Total stockholders’ equity decreased $70,000 to $16.9 million at June 30, 2014 from $17.0 million at December 31, 2013. Contributing to the decrease was the purchase of 38,225 shares of the Company’s stock as part of the Company’s stock repurchase program for an aggregate purchase price of $640,000 and dividends paid of $101,000.  These decreases were partially offset by net income for the six months ended  June 30, 2014 of $525,000, common stock earned by participants in the employee stock ownership plan of $77,000, amortization of stock awards and options under our stock compensation plans of $66,000, and a decrease in accumulated other comprehensive income of $3,000.

Non-performing loans amounted to $2.4 million, or 2.05% of net loans receivable at June 30, 2014, consisting of sixteen loans, seven of which are on non-accrual status and nine of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.9 million, or 1.79% of net loans receivable at December 31, 2013, consisting of seventeen loans, ten of which were on non-accrual status and seven of which were 90 days or more past due and accruing interest.  The non-performing loans at June 30, 2014 include nine one-to-four family non-owner occupied residential loans, four commercial real estate loans, and three one-to-four family owner-occupied residential loans, and all are generally well-collateralized or adequately reserved for.  During the quarter ended June 30, 2014, two loans were placed on non-accrual status resulting in the reversal of approximately $21,000 of previously accrued interest income, and a property that had been collateral for one loan that was on non-accrual was transferred to other real estate owned.  At June 30, 2014, the Company had twelve loans totaling $1.0 million that were identified as troubled debt restructurings. Eleven of these loans totaling $918,000 were performing in accordance with their modified terms, and one loan in the amount of $102,000 was 61 days delinquent.  The allowance for loan losses as a percent of total loans receivable was 0.99% at June 30, 2014 and 0.87% at December 31, 2013.

Other real estate owned (OREO) amounted to $239,000 at June 30, 2014, consisting of three properties.  This compares to six properties that totaled $574,000 at December 31, 2013.  During the quarter-ended on June 30, 2014, the Company made $10,000 of capital improvements to the properties, sold two properties totaling $290,000, and realized an aggregate loss of $15,000 on the sales. Also during the quarter ended June 30, 2014, a property that had been collateral for a loan in the amount of $112,000 previously on non-accrual, was transferred to OREO.  In conjunction with this transfer, $1,000 of the outstanding loan balance was charged-off though the allowance for loan losses.  Non-performing assets amounted to $2.6 million, or 1.87% of total assets at June 30, 2014 compared to $2.5 million, or 1.95% of total assets at December 31, 2013.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At June 30, 2014	At December 31, 2013
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$3,087	$6,184
Investment in interest-earning time deposits	7,411	7,633
Investment securities available for sale at fair value	1,711	1,680
Loans held for sale	3,855	1,098
Loans receivable, net of allowance for loan losses (2014: $1,166; 2013: $941)	116,790	106,887
Accrued interest receivable	804	735
Investment in Federal Home Loan Bank stock, at cost	615	421
Bank-owned life insurance	3,504	-
Premises and equipment, net	1,604	1,637
Other real estate owned, net	239	574
Prepaid expenses and other assets	1,024	578
Total Assets	$140,644	$127,427

Liabilities
Deposits, interest-bearing	$112,597	$103,324
Federal Home Loan Bank advances	9,500	5,500
Accrued interest payable	97	77
Advances from borrowers for taxes and insurance	1,181	1,224
Accrued expenses and other liabilities	353	316
Total Liabilities	123,728	110,441

Stockholders’ Equity	16,916	16,986
Total Liabilities and Stockholders’ Equity	$140,644	$127,427

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest Income	$1,778	$1,552	$3,537	$3,046
Interest Expense	410	435	799	870
Net Interest Income	1,368	1,117	2,738	2,176
Provision for Loan Losses	126	55	226	107
Net Interest Income after Provision for Loan Losses	1,242	1,062	2,512	2,069
Non-Interest Income	557	399	868	746
Non-Interest Expense	1,276	1,188	2,521	2,316
Income before Income Taxes	523	273	859	499
Income Taxes	198	100	334	186
Net Income	$325	$173	$525	$313

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.38	$0.20	$0.62	$0.35
Average shares outstanding – basic	845,612	886,437	851,753	889,534
Earnings per share – diluted	$0.36	$0.19	$0.58	$0.34
Average shares outstanding - diluted	896,142	926,817	897,961	925,486

Tangible book value per share, end of period	$18.54	$17.51	$18.54	$17.51
Shares outstanding, end of period	912,362	965,374	912,362	965,374

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.51%	5.15%	5.60%	5.13%
Average rate on interest-bearing liabilities	1.39%	1.64%	1.39%	1.67%
Average interest rate spread	4.12%	3.51%	4.21%	3.46%
Net interest margin	4.24%	3.71%	4.34%	3.66%
Average interest-earning assets to average interest-bearing liabilities	109.31%	113.98%	110.00%	114.29%
Efficiency ratio	66.31%	78.41%	69.91%	79.27%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.05%	2.10%	2.05%	2.10%
Non-performing assets as a percent of total assets	1.87%	1.71%	1.87%	1.71%
Allowance for loan losses as a percent of non-performing loans	48.76%	49.02%	48.76%	49.02%
Allowance for loan losses as a percent of total loans receivable	0.99%	1.02%	0.99%	1.02%
Texas Ratio (2)	14.55%	11.83%	14.55%	11.83%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059